Exhibit 99.1

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Avista 24/7 Media Access (509) 495-4174

Wildfire damage continues to impact Avista customers
Active fires and damaged infrastructure continue to affect electric and natural gas service in parts of the Spokane area

SPOKANE, Wash., August 2, 2026 — Avista has restored service to customers affected solely by the Public Safety Power Shutoffs implemented Saturday due to extreme wildfire risk conditions across portions of Washington and Idaho. However, active wildfire conditions and significant fire-related damage continue to affect electric and natural gas service for customers in parts of the Spokane area.

In the Indian Trail area and other locations that were part of the PSPS event, customers should be aware that any remaining outages are no longer related to the Public Safety Power Shutoff. Customers who remain without power are being impacted by active wildfire conditions, damaged infrastructure, evacuation restrictions or ongoing safety concerns associated with the fires.

"We know this has been an incredibly difficult and heartbreaking weekend for many members of our community," said Heather Rosentrater, Avista president and CEO. "Many families, which include a number of Avista employees, have been forced from their homes. Neighborhoods have been impacted by these devastating fires, and thousands of customers are facing ongoing uncertainty. Our thoughts are with everyone affected. While service has been restored to customers impacted solely by the Public Safety Power Shutoff, we know that thousands of customers are still without power and for many, the hardest part may still lie ahead. As emergency responders are continuing to secure affected areas, the full extent of the damage remains unclear. Our teams are working around the clock to assess damage where we can, make repairs and restore service as quickly and safely as possible. We remain committed to supporting our customers and communities throughout the recovery process."

New development: Transmission damage may cause periodic outages

As Avista crews continue damage assessments, the company has identified significant impacts to transmission infrastructure, particularly in West Spokane. Multiple transmission lines in the area sustained damage as a result of wildfire activity. While Avista has taken steps to maintain service to as many customers as possible, customers may experience periodic power outages in the coming days as crews evaluate damage and make necessary repairs to the transmission system.

The damaged transmission system is currently operating with reduced capacity while repairs are underway. As we continue repairs, we are asking customers to voluntarily conserve energy where practical. Small actions such as raising thermostats a few degrees, limiting the use of large appliances and turning off unnecessary lights can help reduce demand and support efforts to keep power flowing to as many customers as possible. With warmer temperatures expected in the days ahead, community-wide conservation can play an important role in supporting restoration efforts and reducing additional outages.

The situation remains dynamic and outage impacts may change as additional information becomes available. Avista will provide updates as repair plans are developed and estimated restoration timelines become clearer.

Approximately 5,300 natural gas customers remain out of service

In addition to electric system impacts, approximately 5,300 natural gas customers are currently without service due to wildfire-related damage, access restrictions and safety considerations in affected areas.

Natural gas has been shutoff in these areas, but residual gas in the lines may result in flares until the gas that remained in the pipe is consumed.

Before natural gas service can be restored, Avista crews must safely access impacted neighborhoods, complete damage assessments and ensure the integrity of the gas distribution system. In some areas, restoration activities cannot begin until fire officials determine conditions are safe and evacuation restrictions are lifted.

Restoring natural gas service is a multi-step process that requires crews to:

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Inspect gas mains, services and related infrastructure for damage.
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Repair or replace damaged facilities as needed.
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Safely repressurize portions of the system.
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Visit individual customer locations to restore service.
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Relight appliances and complete required safety checks before gas service can be returned to operation.

Because each customer must be restored individually, the gas restoration process may take time, even after areas become accessible to crews. Avista has contacted peer utilities to provide support based on the extensive restoration process. Customers should not attempt to restore gas service themselves. Avista personnel will provide information and instructions directly to affected customers as restoration efforts progress.

Safety remains the top priority

Many fire-affected areas remain under evacuation orders or have limited access. As a result, Avista does not yet have a complete picture of damage to electric and natural gas infrastructure. Damage assessments will continue as emergency responders provide access to impacted neighborhoods and fire conditions allow.

Avista continues to coordinate closely with emergency management agencies, fire officials and community partners. The company appreciates the patience and cooperation of customers as crews work to assess damage and restore service where it is safe to do so.

About Avista Utilities
Avista Utilities is involved in the production, transmission and distribution of energy. We provide energy services and electricity to 429,000 customers and natural gas to 383,000 customers in a service territory that covers 34,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista Utilities is an operating division of Avista Corp. (NYSE: AVA). For more information, please visit www.myavista.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

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